Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Amended and Restated 1993 Stock Plan (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-52370 and 333-75410) and the Employee Stock Purchase Plan (Nos. 33-75392 and 333-18519) of Neurobiological Technologies, Inc. of our report dated August 7, 2003, with respect to the financial statements of Neurobiological Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2003.

/s/ Ernst & Young LLP

Palo Alto, California

September 24, 2003